Exhibit 10.3

CONFIDENTIAL TERM SHEET

Issuer:	KABE EXPLORATION, Inc. (“Company”)

Investor:	Phoenix Group Capital Markets, LP (“Investor”)

Amount:	The Investor shall commit to purchase up to $5,000,000 of the Company’s common stock over the course of 36 months (“REF Period”).

Maximum Advance Amount for Stock:	Company will issue up to 10,000,000 of Stock per month up to $5,000,000.

Pricing Period For Stock:	The Ten consecutive weekday trading days immediately after the Advance Date.

Purchase Price:
For Stock:

Fifty percent (50%) of the lowest volume weighted Average price of the Stock during the Pricing Period. The fund shall advance up to $100,000 to Strategic Global Investments on a bi-weekly basis upon clearing of the shares as free-trading and liquidity campaign start.

Commitment Shares:	Company shall issue Stock to Investor equaling 10% of the REF Amount.

Floor Price:
Agreement:

The Company shall automatically withdraw that portion of the Advance amount, if the stock price with respect to that Advance does not meet the Floor Price. The Floor Price shall be 50% of the average closing price of the common stock for the ten (10) Trading Days prior to the Advance Notice Date.

The Agreements shall contain standard provisions for an offering of this type, including but not limited to typical representations, warranties, covenants, conditions and indemnification of such offerings.

www.phoenixgroupcap.co.uk

Confidentiality:

The Company agrees to keep this term sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than the Company’s legal and financial advisors, who shall be informed of the confidential nature of this document)  without the prior express written consent of Investor.

This term sheet is intended for discussion purposes only and is not an offer for the purchase or sale of the Company’s securities. Closing is subject to mutual agreement of final documentation between the Company and investor. This term sheet will be considered void if not executed by both parties prior to the close of business on May 22, 2013.  The undersigned Company officer, on behalf of the Company hereby represents and warrants that this term sheet has been duly authorized, executed and delivered by the Company.

Agreed and Accepted;

By	By Investor: ss/Ongkaruck Sripetch

Date:	Date: May 22, 2013

www.phoenixgroupcap.co.uk